Exhibit 10.1

B. Riley Financial, Inc.

299 Park Avenue

21st Floor

New York, NY 10171

September 7, 2020

B. Riley Principal Merger Corp. II

B. Riley Principal Investments, LLC

299 Park Avenue

21st Floor

New York, NY 10171

Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to (i) that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among B. Riley Principal Merger Corp. II, a Delaware corporation (“Parent”), Eos Energy Storage LLC, a Delaware limited liability company (the “Company”), and the other parties thereto, (ii) that certain Forward Purchase Agreement, dated as of May 19, 2020 (the “FPA”), by and between Parent and B. Riley Principal Investments, LLC, a Delaware limited liability company (the “FPA Purchaser”), and (iii) the Subscription Agreements (as defined in the Merger Agreement) entered into prior to the Closing Date (as defined in the Merger Agreement) (collectively, the “Subscription Agreements”). Capitalized terms used herein but not otherwise defined shall have the respective meanings given to such terms in the Merger Agreement.

Subject to all of the terms and conditions set forth in this letter agreement (this “Commitment Letter”), B. Riley Financial, Inc., a Delaware corporation and an Affiliate of the FPA Purchaser and Parent (“BRF”), is prepared pursuant to this letter agreement to commit up to $40 million of equity financing on the terms set forth herein (the “Maximum Commitment”).

BRF’s entry into this Commitment Letter is good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, for the termination of all rights and obligations under the FPA, and the FPA is hereby terminated in its entirety with no further force or effect.

1. Equity Commitment. Upon the terms and subject to the conditions set forth in this Commitment Letter, BRF agrees to fund an amount equal to $40 million less any amounts actually funded under the Subscription Agreements in exchange for the issuance of Parent Shares to BRF at $10.00 per Parent Share (the “Commitment”). Notwithstanding anything to the contrary herein, neither BRF nor any of its permitted assigns shall, under any circumstances, be obligated to contribute or otherwise make available or cause to be made available any amounts in excess of the Commitment, and in no instance shall the Commitment exceed, in the aggregate, the Maximum Commitment. In addition, if on the Closing Date the total gross proceeds actually funded represented by all Subscription Agreements (“Aggregate PIPE Proceeds”) is equal to or greater than $40,000,000, then BRF shall have no obligations hereunder.

2. Certain Conditions. The obligations of the Parent and BRF hereunder shall be subject to the substantially concurrent occurrence of the Closing.

3. Termination. This Commitment Letter shall terminate (i) automatically upon the closing of Subscription Agreements where the Parent receives gross proceeds equal to at least $40,000,000, (ii) automatically upon the funding of the Commitments under this Commitment Letter and the issuance of Parent Shares in respect thereof, (iii) upon written notice by Parent, on the one hand, or BRF, on the other hand, as applicable, if the Closing has not occurred by the Outside Date or (iv) automatically upon the termination of the Merger Agreement in accordance with its terms. Upon any termination pursuant to the terms herein, this Commitment Letter shall forthwith become void and there shall be no further obligations or liabilities on the part of Parent or BRF; provided that Section 3, Section 4, Section 5, Section 7, Section 8, Section 9 and Section 10 of this Commitment Letter shall survive the termination of this Commitment Letter and shall remain in full force and effect in accordance with the terms therein.

4. Limited Recourse; Enforcement. Notwithstanding anything that may be expressed or implied in this Commitment Letter, or any document or instrument delivered in connection herewith, Parent, by its acceptance of the benefits of the Commitments provided herein, agrees and acknowledges that no Person other than BRF shall have any obligations to Parent hereunder and that, notwithstanding that BRF or any of its permitted assigns may be a limited partnership, separate limited partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations or warranties made or alleged to have been made in connection herewith or therewith shall be had against any former, current or future director, officer, employee, representative, direct or indirect controlling Person, equityholder, general or limited partner, member, stockholder, incorporator, Affiliate, successor or permitted assign of BRF or any former, current or future director, officer, employee, representative, direct or indirect controlling Person, equityholder, general or limited partner, member, stockholder, incorporator, Affiliate, successor or permitted assign of any of the foregoing (each, other than Parent and BRF, a “BRF Related Party”), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership or separate limited partnership) veil, by or through a claim by or on behalf of Parent or BRF against any BRF Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. It is expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any BRF Related Party for any obligations of BRF or any of BRF’s successors or permitted assigns under this Commitment Letter or any documents or instruments delivered in connection herewith or in respect of any oral representations or warranties made or alleged to have been made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.

5. Transfer and Assignment; Third Party Beneficiaries.

(a)  BRF shall not transfer, directly or indirectly, all or any portion of its Commitment except for transfers to (i) one or more trusts, funds, companies, partnerships or other Persons owned, managed, sponsored or advised, directly or indirectly, by BRF or any of its Affiliates (each an “Affiliated Fund”), (ii) one or more Affiliates of BRF and its Affiliated Funds or (iii) limited partners of or investors in any Affiliated Fund (each of the entities referred to in clauses (i), (ii) and (iii) above, an “Ultimate Purchaser”); provided, that, BRF shall remain obligated to fund its Commitment notwithstanding any such transfer. In each case of BRF’s transfer of all or any portion of its Commitments pursuant to this paragraph, (x) the Ultimate Purchaser shall have provided a written agreement to Parent under which it agrees to (A) commit to fund or purchase such portion of BRF’s Commitment and (B) be fully bound by, and subject to, this Commitment Letter as though it were BRF with respect to such Commitment, and (y) BRF and the Ultimate Purchaser shall have duly executed and delivered to Parent written notice of such transfer. Notwithstanding anything to the contrary, the term “BRF” shall include any Ultimate Purchaser to whom a Commitment is transferred pursuant to the provisions of this paragraph.

(b)  Parent shall not assign any of its rights or obligations hereunder without the prior written consent of BRF.

(c)  Any attempted transfer of Commitments or any of the rights or obligations under this Commitment Letter made in violation of this section shall be deemed null and void ab initio and of no force or effect and shall not create any obligation or liability of Parent or BRF to the purported transferee.

(d)  Except (i) as otherwise provided in this Commitment Letter with respect to the Indemnified Parties and (ii) for the Company, which is an intended third party beneficiary of the rights of Parent under this Commitment Letter and is entitled to enforce the terms hereof as if it were a direct party hereto, this Commitment Letter is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Commitment Letter.

6. Representations and Warranties.

(a)  BRF represents and warrants to the Parent as follows solely with respect to itself:

(i) BRF has been duly organized or formed, as applicable, and is validly existing in good standing under the applicable laws of its jurisdiction of organization or formation. BRF has the requisite power and authority to enter into, execute and deliver this Commitment Letter and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Commitment Letter. This Commitment Letter has been duly and validly executed and delivered by BRF and, assuming due and valid execution hereof by Parent and the FPA Purchaser, constitutes its valid and binding obligation, enforceable against BRF in accordance with its terms and subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(ii) BRF will have on the dates its Commitments hereunder are required to be performed, sufficient funds available to purchase its Commitments hereunder on the terms contemplated by this Commitment Letter and the Subscription Assignments and to consummate the other transactions contemplated by this Commitment Letter and the Subscription Agreements.

(iii) All consents, approvals, authorizations of, or filings with, any governmental entity necessary for the due execution, delivery and performance of this Commitment Letter by BRF have been obtained or made.

(iv) The execution, delivery and performance by BRF of this Commitment Letter do not and will not (a) violate the certificate of incorporation, bylaws, certificate of limited partnership, agreement of limited partnership, certificate of formation, limited liability company agreement or other organizational documents of BRF, (b) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon BRF, (c) violate any contract, agreement, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which BRF is a party or is bound, or (d) require any consent or other action by any Person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of BRF under any provision of any agreement or other instrument binding upon BRF or any of its assets or properties.

(b) Parent represents and warrants to BRF as follows:

(i) Parent has been duly organized and is validly existing in good standing under the applicable laws of the jurisdiction of its organization or formation. Parent has the requisite power and authority to enter into, execute and deliver this Commitment Letter and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Commitment Letter. This Commitment Letter has been duly and validly executed and delivered by Parent and, assuming the due and valid execution hereof by BRF and the FPA Purchaser, constitutes its valid and binding obligation, enforceable against Parent in accordance with its terms subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(ii) All consents, approvals, authorizations of, or filings with, any governmental entity necessary for the due execution, delivery and performance of this Commitment Letter by Parent have been obtained or made.

(iii) The execution, delivery and performance by Parent of this Commitment Letter do not and will not (a) violate the certificate of incorporation, bylaws or other organizational documents of Parent, (b) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon Parent, (c) violate any contract, agreement, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which Parent is a party or is bound, or (d) require any consent or other action by any Person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent under any provision of any agreement or other instrument binding upon Parent or any of its assets or properties.

7. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Commitment Letter were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to obtain an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Commitment Letter or to enforce specifically the performance of the terms and provisions hereof.

8. Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of New York shall govern (a) all claims or matters related to or arising from this Commitment Letter (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Commitment Letter, and the performance of the obligations imposed by this Commitment Letter, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York. EACH PARTY TO THIS COMMITMENT LETTER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS COMMITMENT LETTER, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the parties hereto submits to the exclusive jurisdiction of first, the Courts of the State of New York or if such court declines jurisdiction, then to the federal court sitting in the State of New York, Borough of Manhattan in the City of New York, in any action or Proceeding arising out of or relating to this Commitment Letter, agrees that all claims in respect of the action or Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Commitment Letter in any other courts. Nothing in this Section 8, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

9. Amendments. This Commitment Letter represents the final agreement and the entire understanding among the parties hereto with respect to the subject matter hereof and may not be contradicted by evidence of prior or contemporaneous agreements and understandings of the parties. This Commitment Letter supersedes and replaces any prior understandings or proposals, whether oral, written or implied, between the parties hereto regarding the matters described herein. This Commitment Letter may only be modified, amended or supplemented by an agreement signed by Parent, BRF and the Company.

10. Indemnity; Expenses. To induce BRF to enter into this Commitment Letter and to proceed with the documentation of the Subscription Agreements, Parent agrees, (a) to indemnify and hold harmless (x) BRF and each of its assigns and their respective Affiliates and controlling persons and (y) the respective officers, directors, employees, members, partners, agents, advisors and other representatives of each of the foregoing and their respective successors (each, an “Indemnified Person”), from and against any and all losses, penalties, claims, damages and liabilities of any kind or nature and reasonable and documented (in summary form) or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter, the Subscription Agreements or any related transaction contemplated hereby or thereby, or any use of the proceeds of the Cash Equity thereof or any claim, litigation, judgment, action, investigation, dispute or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by Parent or its affiliates, creditors or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented (in summary form) or invoiced out-of-pocket legal expenses of one firm of counsel for BRF, and, solely in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnified Persons, or other reasonable and documented (in summary form) or invoiced out-of-pocket fees and expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, penalties, claims, damages, liabilities or related expenses to the extent that they have resulted from the willful misconduct, bad faith or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable decision) of such Indemnified Person or any of such Indemnified Person’s controlled affiliates and controlling persons or any of its or their respective officers, directors, employees, agents, advisors or other representatives, in each case, who are involved in or aware of the transactions contemplated by this Commitment Letter and the Subscription Agreements, and (b) regardless of whether Subscription Agreements become effective or the transactions contemplated hereby or thereby are consummated, Parent agrees to reimburse BRF and its Affiliates promptly from time to time all expenses reasonably incurred by BRF and its Affiliates in connection with the preparation, negotiation and enforcement of this Commitment Letter and the Subscription Agreements and the transactions contemplated hereby and by the Subscription Agreements, including without limitation, all out-of-pocket expenses, and the reasonable fees, disbursements and other charges of one primary counsel to BRF.

11. Counterparts. This Commitment Letter may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to each other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

IN WITNESS WHEREOF, the parties have duly executed this Commitment Letter as of the date first above written.

[Signature Pages Follow]

Sincerely,

B. RILEY FINANCIAL, INC.

By:	/s/ Bryant Riley
Name:	Bryant Riley
Title:	Chief Executive Officer

Acknowledged and Agreed:

B. RILEY PRINCIPAL MERGER CORP. II

By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	Chief Executive Officer and Chief Financial Officer

Acknowledged and Agreed:

B. RILEY PRINCIPAL INVESTMENTS, LLC

By:	/s/ Kenny Young
Name:	Kenny Young
Title:	Chief Executive Officer

[Signature Page to Equity Commitment Letter]